EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ARKANSAS BEST CORPORATION CEO ROBERT A. YOUNG III
TO RETIRE IN 2006, REMAINING AS BOARD CHAIRMAN;
ROBERT A. DAVIDSON NAMED HIS SUCCESSOR
     (Fort Smith, Arkansas, October 27, 2005) – Robert A. Young III, current Chairman and Chief Executive Officer of Arkansas Best Corporation (Nasdaq: ABFS) has announced his retirement from the Chief Executive Officer position, effective January 31, 2006. Mr. Young will continue as Chairman of the Board of Directors. Robert A. Davidson, current President and Chief Operating Officer will become Arkansas Best’s President and Chief Executive Officer on February 1, 2006. In addition to these new duties with Arkansas Best, Mr. Davidson will continue to be the President and Chief Executive Officer of ABF Freight System, Inc., Arkansas Best’s largest subsidiary.
     Beginning on February 1, 2006, Mr. Young will serve as a non-employee Chairman of the Board. As Arkansas Best’s largest non-institutional shareholder, owning approximately 8.8% of the company’s outstanding shares, Mr. Young will continue to maintain his office in Arkansas Best’s Fort Smith, AR corporate headquarters building. He will remain actively involved in overseeing the future direction of the company as one of its largest shareholders and as Chairman of the Board.
     Mr. Young, who is 65 years old, has worked for the company for over 41 years, beginning his career in 1964 as the Supervisor of Terminal Operations for Arkansas-Best Freight System, Inc. He subsequently held positions as President of Data-Tronics, Arkansas Best’s information technology subsidiary, and Vice-President of Finance for Arkansas Best Corporation. In 1973, Mr. Young became President of Arkansas Best Corporation. He served as Chief Operating Officer of Arkansas Best Corporation from 1973 to 1988. Additionally, from 1979 through 1994, Mr. Young served as the President of ABF Freight System, Inc., guiding ABF through a period of tremendous growth that resulted in ABF becoming a nationwide motor carrier. In August 1988, he added the responsibility of Chief Executive Officer of Arkansas Best Corporation to his duties as President. Mr. Young has been a member of the Arkansas Best Board of Directors since 1970. He became the company’s Chairman of the Board in July 2004.

     In leading Arkansas Best Corporation for the last 32 years, Robert A. Young III followed in the footsteps of his father, Robert A. Young, Jr., a Fort Smith, AR attorney and businessman, who purchased Arkansas Motor Freight in 1951. When Robert A. Young III joined the company in 1964, Arkansas-Best Freight System, Inc. had terminal facilities in 12 states with total yearly operating revenue of $27 million. Thanks in large part to Robert A. Young III’s vision and leadership, Arkansas Best Corporation is now one of the nation’s largest transportation companies, with 2004 operating revenues of $1.72 billion. Today, Arkansas Best’s largest subsidiary, ABF Freight System, Inc., has an extensive network of customer service centers in all 50 states and throughout all of North America.
     Robert A. Davidson became Arkansas Best’s President and Chief Operating Officer in January 2005. He was named to the Arkansas Best Corporation Board of Directors in December 2004. Mr. Davidson has served as ABF’s President and Chief Executive Officer since February 2003. He began his career with the corporation in 1972. In 1982, he became ABF’s Vice President of Pricing and subsequently added the title of Vice President of Marketing in 1997. Mr. Davidson, who is 57 years old, holds a Bachelor of Science in Industrial Engineering and a Master of Business Administration from the University of Arkansas.
     Arkansas Best Corporation, headquartered in Fort Smith, AR, is a transportation holding company with two primary operating subsidiaries. ABF Freight System, Inc., in continuous service since 1923, provides transportation of less-than-truckload (“LTL”) general commodities throughout North America. Clipper is an intermodal marketing company that provides domestic freight services utilizing rail and over-the-road transportation. For more information, please visit www.arkbest.com.

Contact:	Mr. David E. Loeffler, Senior Vice President, Chief Financial Officer and Treasurer
Telephone: (479) 785-6157

Mr. David Humphrey, Director of Investor Relations
Telephone: (479) 785-6200
END OF RELEASE